EXHIBIT 99.1

    SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

PACIFIC CENTURY FINANCIAL CORPORATION

EXHIBIT TO CURRENT REPORT ON
FORM 8-K DATED January 15, 2002

Commission File Number 1-6887

[PACIFIC CENTURY FINANCIAL CORPORATION LETTERHEAD]

FOR IMMEDIATE RELEASE

Bank of Hawaii Completes Sale of French Polynesia and New Caledonia
Operations to Caisse Nationale des Caisses d'Epargne

    Honolulu, Hawaii (January 13, 2002)—Bank of Hawaii (BOH), the principal subsidiary of Pacific Century Financial Corporation (PCFC), announced that it completed the sale of its approximately 95% share interest in its French Polynesia and New Caledonia operations to France-based Caisse Nationale des Caisses d'Epargne (CNCE) on December 28, 2001.

    The sale includes all 17 branches of Bank of Hawaii's subsidiary bank in French Polynesia, Banque de Tahiti, and all eight branches of its subsidiary bank in New Caledonia, Bank of Hawaii-Nouvelle Caldonie. The transaction involves approximately $940 million in total combined deposits, approximately $1.0 billion in total combined assets, including approximately $700 million in net loans, as well as about 450 employees.

    The sale of the French Polynesia and New Caledonia operations is part of Bank of Hawaii's earlier announced strategic plan, which focuses its business on core markets, primarily Hawaii, the West Pacific and American Samoa. The transaction essentially completes the previously announced divestiture program and will result in a net financial impact to the company in line with expectations of breakeven to slightly positive.

    Pacific Century Financial Corporation (NYSE: BOH) is headquartered in Honolulu, Hawaii, with total assets of approximately $11.9 billion as of September 30, 2001.

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